EXHIBIT 4.4

AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MATRITECH, INC.

FILED WITH THE SECRETARY OF
STATE OF DELAWARE ON MARCH 4, 2005

Matritech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY (Pursuant to Section 242 of the Delaware General Corporation Law):

1.           The name of the Corporation is Matritech, Inc.;

2.           That a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Matritech, Inc. (the “Certificate”) was filed with the Secretary of State of Delaware on March 4, 2005;

3.           That pursuant to the provisions of Section 9 of the Certificate, the Certificate was last amended on January 19, 2007; and

4.           That pursuant to the provisions of Section 9 of the Certificate, the Corporation and the holders of at least 75% of the outstanding Series A Preferred Stock have consented in writing to further amend the Certificate as follows:

To add at the end of Section 3 thereof the following provision:

“If a sale of substantially all of the assets of the Corporation to Milano Acquisition Corp. (the “Asset Sale”) is consummated, the liquidation amount due to each holders of Series A Preferred Stock as a result of the Asset Sale shall not be due to the holder until ten (10) business days after the later of (x) a Registration Statement on Form S-3 which registers for resale by the Corporation the shares of common stock of Inverness Medical Innovations, Inc. to be received by the Corporation at the closing of the Asset Sale is declared effective by the Securities and Exchange Commission or (y) the date of the closing of the Asset Sale.”

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, said Matritech, Inc. has caused this Amendment to be signed by Stephen D. Chubb, its Chief Executive Officer, this 12th day of December, 2007.

MATRITECH, INC. By: _/s/ Stephen D. Chubb______ Name: Stephen D. Chubb Title: Chief Executive Officer